Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
CBIZ, Inc.:
We consent to the use of our report dated March 15, 2006, except as to the effects of discontinued operations, segment classification and other reclassifications discussed in note 21 to the consolidated financial statements, which is as of May 22, 2006, with respect to the consolidated statements of financial position of CBIZ, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the Form 8-K of CBIZ, Inc. dated May 22, 2006, and to the use of our report dated March 15, 2006 on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, which report appears in the Form 10-K of CBIZ, Inc. dated March 16, 2006. Both reports are incorporated by reference in the registration statement on Form S-3 of CBIZ, Inc. to be filed July 20, 2006.
We also consent to the reference to our Firm under the heading “Experts” in the Registration Statement.
/s/ KPMG LLP
Cleveland, Ohio
July 20, 2006